Exhibit 99.1

Antero Midstream Announces Resignation of Richard W. Connor from and Appointment of Paul J. Korus to the Board of Directors

Denver, Colorado, January 29, 2019— Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced that Richard W. Connor has resigned from the board of directors of the general partner of Antero Midstream (the “Board”) effective as of January 24, 2019 for personal reasons. The resignation was not the result of any disagreement with the Partnership or any of its affiliates on any matter relating to the Partnership’s operations, policies or practices.

Paul M. Rady, Chairman and CEO of Antero Midstream commented, “I would like to thank Rick for his contribution to Antero Midstream’s success through these past years.  Rick joined the Board at the time of our initial public offering and has contributed significantly to the Partnership’s progress during his tenure. We are grateful for his contributions to Antero Midstream and wish him the very best in the future.”

On January 29, 2019, Antero Midstream also announced that Paul J. Korus has been appointed to the Board effective immediately and is expected to serve until the consummation of the previously announced simplification transaction. Mr. Korus is an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the New York Stock Exchange, and is a member of the board of directors and audit committee of Antero Resources Corporation (“Antero Resources”). Mr. Korus will serve as the chairman of the Board’s audit committee.

Mr. Korus was the Senior Vice President and Chief Financial Officer of Cimarex Energy from September 2002 until his retirement in 2015, and held the same positions with its predecessor, Key Production Company, from 1999 through 2002. Mr. Korus was a senior research analyst with Petrie Parkman & Co from 1995 through 1999.  He also held positions in corporate planning and investor relations with Apache Corporation for thirteen years from 1982 to 1995.  Mr. Korus graduated with a Bachelor of Science in Economics and a Master of Science in Accounting from the University of North Dakota.

In connection with Mr. Korus’ appointment, Mr. Rady commented, “We are very excited for Paul to join the Board of Antero Midstream.  Paul has already contributed significantly as a director of Antero Resources, and we are confident that his extensive background in the oil and gas industry and his strong financial expertise will be a valuable asset to Antero Midstream and its unitholders as well.”

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets as well as integrated water assets that primarily service Antero Resources Corporation’s properties located in West Virginia and Ohio. Holders of Antero Midstream common units will receive a Schedule K-1 with respect to distributions received on the common units.

For more information, contact Michael Kennedy — CFO of Antero Midstream, at (303) 357-6782 or  mkennedy@anteroresources.com.